UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2010

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Stock Purchase Agreement

On September 30, 2010, Prudential Financial, Inc., a New Jersey corporation (the “Company”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with American International Group, Inc., a Delaware corporation (“AIG”), pursuant to which the Company agreed to acquire (the “Transaction”), directly or through one or more of its subsidiaries, all of the issued and outstanding shares of preferred and common stock of AIG Star Life Insurance Co., Ltd., a Japanese corporation (“Star”), AIG Edison Life Insurance Company, a Japanese corporation (“Edison”), AIG Financial Assurance Japan K.K., a Japanese corporation (“AIGFAJ”) and AIG Edison Service Co., Ltd., a Japanese corporation (“AIGES”). The shares of preferred and common stock of Star, Edison, AIGFAJ and AIGES to be acquired are collectively referred to herein as the “Shares.” Star, Edison, AIGFAJ, AIGES and their respective subsidiaries are referred to herein as the “Transferred Businesses.”

The Transaction, which is expected to close in the first quarter of 2011 (the “Closing”), is subject to certain governmental approvals, including Japanese anti-competition approvals (or expirations of waiting periods) and Japanese insurance regulatory approvals, as well as other customary conditions to closing, including the execution and delivery of related transaction documents.

Pursuant to the Stock Purchase Agreement, the Company, directly or through one or more of its subsidiaries, will also acquire at the Closing debt of AIGFAJ held by AIG Funding, Inc., a Delaware corporation, the principal amount of which at the date of the Stock Purchase Agreement is approximately ¥32 billion, or approximately $380 million (the “Acquired Loan”).

Pursuant to the Stock Purchase Agreement, the Company will pay at the Closing $4.8 billion in cash to AIG as the purchase price for the Shares and the Acquired Loan (the “Purchase Price”), subject to certain adjustments. The Purchase Price will be reduced by the principal amount and accrued interest as of the Closing of certain indebtedness of the Transferred Businesses, the aggregate principal amount of which as of the date of the Stock Purchase Agreement is approximately ¥47 billion, or approximately $560 million. The Purchase Price will also be reduced to the extent the combined solvency capital of Star and Edison as of the Closing date, calculated as provided in the Stock Purchase Agreement, is determined to be less than ¥554 billion, or approximately $6.6 billion based on the currency exchange rate on the date of the Stock Purchase Agreement.

If the Transaction is not consummated by April 1, 2011 due to the failure of the Company to obtain certain required regulatory approvals, the Company may be required to pay interest on the Purchase Price at a rate of 5% per annum for a period commencing on April 1, 2011 and ending on the Closing date. If the Closing does not occur by April 1, 2011 due to the failure of the Company to obtain certain required regulatory approvals and AIG elects to terminate the Agreement, AIG will have the right to receive a termination payment in an amount equal to the interest accrued on the Purchase Price from April 1, 2011 to the date of termination.

Prior to the Closing, the Transferred Businesses will be subject to certain business conduct restrictions.

For a period of two years following the Closing date, AIG and its affiliates will be prohibited, without the consent of the Company, from competing in the marketing and sale of specified lines of business and products in Japan. For a period of two years following the Closing date, AIG and its affiliates are prohibited from soliciting for employment or hiring certain employees and producers of the Transferred Businesses.

The Stock Purchase Agreement provides that AIG will indemnify the Company for certain losses as described therein. The indemnification provided by AIG with respect to breaches of certain representations and warranties is subject to a materiality threshold of ¥5 million, a deductible of ¥4.1 billion and a cap of ¥102 billion.

In connection with the acquisition of the Transferred Businesses, the Company or one of its subsidiaries will enter into a Hold Harmless Agreement (a form of which is attached as an Exhibit to the Stock Purchase Agreement filed as Exhibit 10.1 hereto), pursuant to which the Company or one of its subsidiaries will agree to indemnify American Home Assurance Company, a New York corporation (“AHA”), and Lexington Insurance Company, a Delaware corporation (“Lexington”), in connection with any losses arising under certain guarantees issued by AHA and Lexington for the benefit of policyholders of Edison.

The Company and AIG will, on the Closing, enter into a Transition Services Agreement (a form of which is attached as an Exhibit to the Stock Purchase Agreement filed as Exhibit 10.1 hereto) (the “Transition Services Agreement”), pursuant to which AIG and its affiliates shall provide to the Company and its affiliates, including the Transferred Businesses, scheduled services and access to certain facilities as well as certain migration services and knowledge transfer services. Furthermore, additional services that were provided prior to the Closing and that are identified within 120 days of the Closing but not included in the lists of scheduled services shall be added to schedules and shall be provided by AIG and its affiliates. Services shall be provided for the agreed periods of time, with rights to extend such time periods. The Transition Services Agreement also provides for a variety of indemnities, as well as dispute resolution mechanisms.

The representations and warranties in the Stock Purchase Agreement are the product of negotiations among the parties thereto and are for their sole benefit. Any inaccuracies in such representations and warranties are subject to waiver by the parties thereto in accordance with the Stock Purchase Agreement without notice or liability to any other person. In some instances, the representations and warranties in the Stock Purchase Agreement may be qualified by disclosures made by the parties, may be made only as of a particular date or dates, may be subject to more recent developments which may not be reflected in the Stock Purchase Agreement or the Company’s other public disclosures and may represent an allocation among the parties thereto of risks associated with particular matters regardless of the knowledge of any of the parties thereto. Accordingly, such representations and warranties may not describe the actual facts or circumstances as of the date of the Stock Purchase Agreement or as of any other date and should not be relied upon.

The foregoing description of the Transaction, the Stock Purchase Agreement and the related agreements is not complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement (including the exhibits thereto), which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Bridge Facility Commitment Letter

On September 30, 2010, the Company entered into a commitment letter (the “Commitment Letter”) for a term loan bridge facility in an aggregate principal amount of up to $3.0 billion (the “Bridge Facility”) with Citigroup Global Markets Inc., Bank of America, N.A., UBS Loan Finance LLC, UBS Securities LLC, HSBC Bank USA, N.A., Barclays Bank PLC, Wells Fargo Bank, National Association, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. The Bridge Facility may be used to finance any portion of the purchase price of the Transaction that is not funded through sales of the Company’s securities or other resources. Borrowings by the Company under the Bridge Facility will bear interest at a variable annual rate based on LIBOR or a base rate, at our election, plus in each case an applicable margin. The base rate is the greatest of (i) Citibank, N.A.’s publicly announced prime rate, (ii) the federal funds rate plus 0.50% and (iii) one month LIBOR plus 1.00%. The applicable margin under the Bridge Facility at any particular time varies depending on the Company’s long-term senior debt rating by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. The applicable margin will also increase by 0.50% for each three-month period that elapses following the borrowing of loans by the Company under the Bridge Facility. Any borrowings under the Bridge Facility must be repaid by the 364th day following the Closing.

The closing of the Bridge Facility and the availability of the loans thereunder are subject to the satisfaction of the following conditions, as provided in the Commitment Letter:

•

The execution of satisfactory definitive loan documentation, including receipt by the lenders of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules.

•

The absence of any Material Adverse Effect relating to the Transferred Businesses since March 31, 2010. The definition of the term “Material Adverse Effect” for these purposes is substantially the same as the definition used in the Stock Purchase Agreement.

•

The delivery of (i) the Company’s audited consolidated financial statements for the three most recent fiscal years ended prior to the Closing and unaudited interim consolidated financial statements for each quarter ended subsequent to the date of the last annual financial statements so delivered, in each case to the extent such financial statements are available and (ii) annual and interim financial statements for the Transferred Businesses to the extent such financial statements are delivered to the Company pursuant to the Stock Purchase Agreement.

•

The Stock Purchase Agreement may not be amended nor may any condition in the Stock Purchase Agreement be waived in any respect that is materially adverse to the lenders under the Bridge Facility without the prior consent of the lenders. Nevertheless, the consent of the lenders is not required for an increase or decrease in the purchase price of the Transaction by less than 10% from the amount that is provided for in the Stock Purchase Agreement at the time of its initial execution. Also, no lender consent is required for any adjustments to the purchase price that are expressly contemplated by the Stock Purchase Agreement at the time of its initial execution.

•

Consummation of the Transaction substantially concurrently with the closing under the Bridge Facility, in accordance with the Stock Purchase Agreement and in compliance with applicable law and regulatory approvals.

•

The availability of cash on hand of the Company, together with (i) cash on hand of any subsidiary of the Company (or such entity’s subsidiaries) that is acquiring directly the Transferred Businesses and (ii) proceeds from the loans under the Bridge Facility and from certain other financing transactions effected by the Company on or prior to the Closing, in an amount that is sufficient to consummate the Transaction.

•	The accuracy of representations and warranties contained in the Commitment Letter and in the definitive loan documentation.

•	The absence of any default or event of default under the Bridge Facility.

•	Payment by the Company of fees and expenses of the lenders in connection with the Bridge Facility.

The definitive loan documentation for the Bridge Facility will contain, among others, a covenant that restricts, during any time that loans are outstanding, (i) loans, acquisitions, joint ventures and other investments by the Company or its subsidiaries in excess of $500 million in the aggregate, other than transactions in the ordinary course of business and (ii) certain payments by the Company, such as dividends and share repurchases, except for the Company’s ordinary cash dividends and other payments made in the ordinary course of business; in each case, subject to exceptions to be agreed between the Company and the lenders.

Some of the lenders under the Bridge Facility (and their respective subsidiaries or affiliates) have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to the Company and its subsidiaries and affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries and affiliates for such services.

The foregoing description of the Commitment Letter is not complete and is qualified in its entirety by reference to the complete text of the Commitment Letter, which is filed as Exhibit 10.2 hereto and incorporated herein by reference and by the complete terms and conditions of the definitive loan documentation to be negotiated and executed in connection therewith.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Stock Purchase Agreement, dated as of September 30, 2010, between American International Group, Inc. and Prudential Financial, Inc. (excluding certain exhibits and schedules).

10.2	Commitment Letter for $3.0 billion Bridge Facility dated September 30 2010, between Prudential Financial, Inc. and the other parties named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2010

PRUDENTIAL FINANCIAL, INC.

By:	/S/ BRIAN J. MORRIS
Name:	Brian J. Morris
Title:	Vice President and Assistant Secretary

Exhibit Index

Exhibit No.

10.1	Stock Purchase Agreement, dated as of September 30, 2010, between American International Group, Inc. and Prudential Financial, Inc. (excluding certain exhibits and schedules).

10.2	Commitment Letter for $3.0 billion Bridge Facility dated September 30 2010, between Prudential Financial, Inc. and the other parties named therein.